Exhibit 99.1

Kopin Completes Strategic Agreement with Goertek

Company Receives $24.6 Million for 10.1% Ownership

WESTBOROUGH, Mass.--(BUSINESS WIRE)--April 24, 2017--Kopin Corporation (NASDAQ:KOPN) (“Kopin”) today announced that it has closed its previously announced transaction with Goertek Inc. (“Goertek”), receiving approximately $24.6 Million dollars in gross proceeds from Goertek in exchange for issuing approximately 7.6 million shares of Kopin stock. Goertek is a leading innovative global technology company headquartered in Weifang China that designs and manufactures a range of consumer electronics products for brand customers including wearables, virtual and augmented reality (VR and AR) headsets, and audio products.

Under the terms of the stock sale agreement, Kopin sold 7,589,000 shares of Kopin’s common stock to Goertek for US $24,664,250 ($3.25 per share). This represents approximately 10.1% of Kopin’s total outstanding shares of common stock. In addition, as previously disclosed, Kopin and Goertek have entered into agreements to jointly develop and commercialize a range of technologies and wearable products.

“We are pleased to have Goertek as a large shareholder of Kopin since the interests and core capabilities of our two companies are very complimentary,” said Dr. John C.C. Fan, Kopin’s President and CEO. “We have been working closely together, leveraging Goertek’s leading product development and manufacturing capabilities to commercialize our high-performance technologies for VR, AR and audio products.”

“This agreement further aligns the interests of both Goertek and Kopin,” said Long Jiang, Goertek’s CEO. “We will utilize Kopin’s industry leading technologies to create a range of wearable products with the most advanced features for our customers. We are excited to see the initial products utilizing Kopin key components hit the market later this year.”

About Goertek

Goertek Inc. was established in June 2001, and listed on the Shenzhen Stock Exchange in May, 2008. As a leading innovative high-tech company, Goertek’s main focuses consist of R&D, production and sales of electro-acoustic components, optical components, and smart hardware system products. Goertek provides vertically integrated total solutions and services to globally-renowned consumer electronics companies. Goertek is one of the main high-end VR/AR ODM solutions providers in the world.

Since Goertek's establishment in 2001, Goertek has high performance with a consistent and rapid growth rate. By the end of 2015 sales revenue had exceeded over 13.7 billion RMB (total assets 19.2 billion RMB). By market share, Goertek is a top ranked company in the miniature microphone. For more information, please visit Goertek’s website at www.goertek.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small LED and OLED LightningTM displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin is the world’s leader in microdisplays. Over the years, Kopin has shipped over 30 million LCD microdisplays for consumer applications. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Kopin and Lightning OLED are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to our statement that Kopin and Goertek will jointly develop and commercialize a range of technologies and wearable products pursuant to agreements entered into between Kopin and Goertek; our expectation that our leveraging Goertek’s leading product development and manufacturing capabilities will enable us to commercialize our high-performance technologies for VR, AR and audio products; that Goertek will utilize Kopin’s industry leading technologies to create a range of wearable products with the most advanced features for Goertek’s customers; and our expectation that the initial products of the joint development utilizing Kopin key components will hit the market later this year. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: Kopin and Goertek may not develop or commercialize any technology or products; products may not be introduced in late 2017 or ever; Goertek may not incorporate Kopin’s components in the product designs it provides to its partners and customers; Kopin and Goertek may not develop system products for consumer mobile AR and VR markets; the wearable market may not grow fast; it may take longer than Kopin estimates to develop products; Kopin’s products may not be accepted by the market place; there may be issues that prevent the adoption or further development of Kopin’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or acceptance of products; Kopin might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; Kopin could experience the loss of significant customers; costs to produce Kopin’s products might increase significantly, or yields could decline; Kopin’s customers might be unable to ramp production volumes of their products, manufacturing delays, technical issues, economic conditions or external factors may prevent Kopin from achieving its goals; and other risk factors and cautionary statements listed in Kopin’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 31, 2016, and Kopin’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Kopin and only as of the date on which they are made. Kopin undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
For Product Information:
Kopin Corporation
Paul Baker, 508-870-5959
VP Business Development
pbaker@kopin.com
or
Kopin (HK) Limited
Kenny Cheung, 852-2607-4151
Kenny_cheung@kopin.com.hk
or
For Investor Relations
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
rsneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com